Exhibit 99.1

International Rectifier Enters into $100 Million Senior Unsecured Credit Facility

EL SEGUNDO, Calif. —(BUSINESS WIRE)—October 25, 2012--International Rectifier Corporation (NYSE:IRF) today announced that it has entered into a four-year senior unsecured credit facility with a group of lenders led by Wells Fargo Bank, National Association, and also includes JP Morgan Chase Bank NA, HSBC Bank USA, National Association and Bank of the West. The facility enables the Company to borrow up to $100 million on a revolving basis at an interest rate of LIBOR plus 1.25 percent for working capital, acquisitions, stock repurchases and other general corporate purposes. There is a commitment fee payable of 0.25 percent annually on undrawn amounts in the facility.

The credit facility contains customary affirmative, negative and financial covenants, and conditions. The Company intends to provide additional information regarding the credit facility in the Company’s future reports to be filed with the Securities and Exchange Commission.

“We are pleased to have received this unsecured credit facility at a very attractive interest rate in an oversubscribed deal from a strong group of lenders,” said Ilan Daskal, Executive Vice President and Chief Financial Officer of International Rectifier. “While we have no immediate plans to draw upon the facility, it will provide the Company with further financial flexibility to increase our capital structure efficiency and support corporate objectives.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148

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